                               AMENDMENT AGREEMENT

         This Agreement (the "AGREEMENT") is being entered into as of April 26, 2001 with respect to certain Debentures issued on February 23, 2000 (the "DEBENTURES") by and among WorldPages.com, Inc. (formerly known as Advanced Communications Group, Inc.), a Delaware corporation (the "COMPANY"), and Halifax Fund, L.P., a Cayman Island limited partnership, Elliott Associates, L.P., a Delaware limited partnership and Elliott International, L.P., a Cayman Island limited partnership (formerly known as Westgate International, L.P.) (each, an "INVESTOR" and collectively, the "INVESTORS"). Terms used in this Agreement but not defined shall have the meaning set forth in the Debentures or that certain related Convertible Debenture Purchase Agreement dated as of February 23, 2000 (the "PURCHASE AGREEMENT" and, together with the Debentures, the Registration Rights Agreement and the Common Stock Purchase Warrants all dated as of February 23, 2000, the "TRANSACTION DOCUMENTS") by and among the Company and the Investors, except where the context expressly indicates to the contrary.

                                R E C I T A L S:

         WHEREAS, shortly following the Closing on February 23, 2000, the Company changed its name from Advanced Communications Group, Inc. to WorldPages.com, Inc.;

         WHEREAS, Westgate International, L.P. has changed its name to Elliott International, L.P.

         WHEREAS, each Investor is still the beneficial owner of the Debentures it purchased from the Company pursuant to Section 1.1 of the Purchase Agreement;

         WHEREAS, there is a dispute concerning the meaning of the proviso that is contained in the last sentence of the third paragraph of Section 5(c) of the Debentures, which proviso (the "PROVISO") reads as follows: "Provided, however, that at no such time shall the additional shares issuable as a result of this Section 5(c) result in more than 400,000 shares (as adjusted for stock splits, reverse splits, stock dividends and other dilutive events) that would otherwise be issuable based on the then existing Conversion Price.";

         WHEREAS, the Company has taken the position that the Proviso applies to Resets under the second paragraph of Section 5(c) of the Debentures, and that therefore the number of additional shares issuable as a result of the August 23, 2000 Reset and each subsequent Reset, if any, is capped at 400,000 per Reset (subject to adjustment);

         WHEREAS, each of the Investors disputes the Company's position concerning the meaning of the Proviso and claims that the Proviso does not modify any of such Investor's rights set forth in the second paragraph of
Section 5(c) of the Debentures; and

         WHEREAS, the dispute between the Company and the Investors concerning the interpretation and significance of the Proviso is referred to hereafter as the "DISPUTE";

                                   T E R M S:

         NOW THEREFORE, for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1.   Agreements Not to Commence Litigation.

                  a. Each Investor and the Company hereby severally agrees not to commence litigation, on or before December 31, 2001, with respect to the Dispute. The agreement contained in the foregoing sentence shall be of no force or effect and each Investor and the Company severally shall immediately have the right to pursue any and all legal or equitable remedies which may be available to such Investor or the Company in connection with the Dispute or any other cause of action if, at any time after the date hereof:

                           (i)  INTENTIONALLY OMITTED;

                           (ii) (A) an Event of Default has occurred or
exists, or (B)(1) an event or circumstance has occurred that, with the giving of notice or the passage of time or both, will result in an Event of Default and (2) such event or circumstance continues after notice thereof is given by any Investor to the Company for the lesser of (I) eight (8) Trading Days and
(II) the duration of the applicable cure period, if any (as set forth in Section 10 of this Agreement or Section 17 of the Debentures, as applicable);

                           (iii) the Company discontinues active efforts to
engage in a transaction that will result in a Sale of the Company (as defined in Section 3 below) (such discontinuance shall be deemed to have occurred, without limitation, if the Company fails to continue to employ Morgan Stanley or an investment banking firm of comparable reputation as its financial advisor to assist the Company in exploring the possible Sale of the Company);

                           (iv) the Company has failed to publicly announce
on or before October 1, 2001 that it has reached an agreement in principle which will result in the Sale of the Company; or

                           (v) the Company fails to comply with, or is
otherwise unable to satisfy the conditions of, clauses (ii) and/or (iii) of
Section 1(b) below following a Sale of the Company.

                  The Investors shall not be entitled to commence litigation with respect to the Dispute, if (x) the right to commence litigation arises solely as a result of an event or circumstance that (with the giving of notice and the passage of time or both) would result in an Event of Default under Section 10(d) of this Agreement and (y) both of the following are true:
(I) any such event or circumstance could not involve a risk of economic loss in excess of $25,000 (in the aggregate) to one or more Investors (in the aggregate) and (II) the Company is in compliance in all material respects with the Transaction Documents (other than with respect to the Dispute) and this Agreement. If any such event or circumstance referred to in the preceding sentence results in an economic loss of $25,000 or less (in the aggregate) to one or more Investors (in the aggregate), then the documented amount of any such loss suffered by any Investor shall be automatically added to the Outstanding Principal Amount of such Investor's Debentures.

                  Solely for purposes of subsection 1(a)(ii) above, a material breach shall be deemed to exist within the meaning of Section 17(c) of the Debentures if such breach could involve a risk of economic loss in excess of $25,000 (in the aggregate) to one or more Investors (in the aggregate).

                  b. Except as provided in Section 12 hereof, each Investor severally and the Company hereby waives its rights to commence litigation with respect to the Dispute at any time on and subsequent to January 1, 2002 if and only if:

                           (i) INTENTIONALLY OMITTED.

                           (ii) the Company shall have redeemed in cash the
full Outstanding Principal Amount of each Investor's Debentures on or before December 31, 2001; and

                           (iii) no Investor shall be under any obligation to
deliver, or cause to be delivered, its proceeds from any such redemption to any Senior Lender, and all proceeds received by any Investor pursuant to any such redemption shall have been delivered by the Company to such Investor free and clear of any lien, right or other encumbrance of any kind whatsoever, other than inchoate liens, claims and encumbrances under applicable bankruptcy and fraudulent conveyance laws.

                  With respect to clause (iii) in the immediately preceding sentence and any references elsewhere in this Agreement to clause (iii) of this Section 1(b), the Company shall be obligated to deliver to each Investor whose Debentures are being redeemed, in whole or in part, pursuant to this Agreement, on or prior to the redemption date, a payoff letter which is signed by each Senior Lender in the form of Exhibit 2. Alternatively, the Company may deliver an opinion of independent counsel (which may be subject to customary exceptions for applicable bankruptcy and fraudulent conveyance laws) to the effect that any redemption proceeds received or receivable by such Investor will not be subject to any liens, claims or other encumbrances with respect to the Senior Lenders. Any such opinion must be in a form and substance reasonably satisfactory to each Investor receiving such opinion.

                  c. If any of the conditions to waiver of rights set forth in Section 1(b) above have not been satisfied, then commencing on January 1, 2002, each Investor and the Company shall have the right to pursue any and all legal or equitable remedies, without any bond or other security being required, which may be available to such Investor or the Company with respect to the Dispute or any other cause of action.

                  d. The Company agrees that irreparable damages would occur in the event that any of the provisions of the Transaction Documents or this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that the Investors shall be entitled to swift specific performance, injunctive relief or other equitable remedies, without any bond or other security being required, to prevent or cure breaches of the provisions of the Transaction Documents or this Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to any other remedy to which any of them may be entitled under any other agreement, at law or in equity. In the event that, after the date hereof, any litigation is commenced (x) by any Investor in accordance with
Section 1 and/or Section 12 of this Agreement or (y) by the Company, the Company agrees to waive any defense based on a statute of limitations, waiver, estoppel, laches or any other defense arising out of any passage of time from January 31, 2001 through and including December 31, 2001, and shall not oppose any motion for injunctive or other equitable relief based upon any passage of time from January 31, 2001 through and including December 31, 2001. The parties hereto agree that all statutes of limitations applicable to any claims held by the Investors arising out of the Transaction Documents are hereby tolled for the period from January 31, 2001 through and including December, 31, 2001.

                  e. The entry into of this Agreement and the provisions hereof shall be without prejudice to the rights of either the Company or any Investor to take any position that the Company or any such Investor may desire to take with respect to the Dispute.

                  f. The entry into of this Agreement and the provisions hereof shall not be deemed to give rise to any presumption with respect to the Dispute and the accuracy of any position with respect thereto.

                  g. The parties hereto hereby agree to waive as a defense in any litigation with respect to the Dispute or otherwise in connection with the Transaction Documents and/or this Agreement that all parties to the respective Transaction Documents and/or this Agreement must be party to any such litigation.

                  h. For the avoidance of doubt, any agreement by the parties contained in this Agreement not to commence litigation with respect to the Dispute shall not preclude any party from commencing litigation (except as provided in Section 1(j) below) for any other reason. However, through December 31, 2001, no party shall commence litigation solely for the failure of the opposing party to be in compliance with the Transaction Documents (other than with respect to the Dispute) and/or this Agreement unless any such noncompliance continues for the lesser of (x) eight (8) Trading Days after notice thereof is given by any party to the opposing party and (y) the duration of such cure period, if any, as is provided for such circumstances described in Section 10 of this Agreement or 17 of the Debentures.

                  i. The Company may become aware of the existence of one or more conditions which conditions provide one or more Investor(s) with a right to commence litigation with respect to the Dispute under this Agreement. Within three (3) business days following the date upon which the Company first becomes aware of the existence of such condition(s), the Company shall notify each such Investor in writing that conditions exist which provide such Investor with a right to commence litigation with respect to the Dispute.

                  j. Notwithstanding anything in this Agreement to the contrary, subsequent to the closing of a redemption of all of the Investors' Debenture(s) pursuant to and in accordance with Section 3(a) or Section 3(b) of this Agreement (a "REDEMPTION CLOSING"), each party's right to commence litigation shall be subject to Section 12.

         2.   RIGHT TO CONVERT.

                  a. The Company agrees that the Investors severally, on a pro rata basis in accordance with Schedule 1 hereto, shall have the right at any time to convert their Debentures into the aggregate, for all Investors, of 2,679,000 shares of Common Stock (the "INITIAL AGREED AMOUNT"). Such aggregate amount shall be increased to 4,500,000 shares of Common Stock (with a pro rata increase for each Investor in accordance with Schedule 1 hereto) (the "INCREASED AGREED AMOUNT") upon the earlier of (i) January 1, 2002 and
(ii) the date (if any) that any Investor is entitled to commence litigation under Section 1 and/or Section 12 hereof. (The term "AGREED AMOUNT" as used in this Agreement shall be deemed to refer to the Initial Agreed Amount and/or the Increased Agreed Amount, as applicable.) Any such conversion shall be at the Conversion Price applicable at such time (see (x) Section 5(c) of the Debentures, as modified in this Agreement, and (y) Section 4 of this Agreement).

                  For the avoidance of doubt (and ignoring accrued but unpaid interest (not previously added to principal) and default payments (not previously added to principal)), if the Investors were to convert their Debentures into the Initial Agreed Amount of 2,679,000 shares at the current Conversion Price of $3.875 (see Section 4 below), the Outstanding Principal Amount of their Debentures would be reduced as a result of such conversion by an aggregate amount equal to $10,381,125. If the February 23, 2002 Reset were to result in a new Conversion Price of $2.00 (by way of example only) and the Investors were to convert their Debentures into the Increased Agreed Amount of 4,500,000 shares at such Conversion Price, the Outstanding Principal Amount of their Debentures would be reduced as a result of such conversion by an aggregate amount equal to $9,000,000. For the further avoidance of doubt, in the event that the third paragraph of Section 5(c) of the Debentures (which, without limitation, covers redemption rights under this Agreement) is applicable, the Investors shall be entitled to convert into the Agreed Amount at a Conversion Price equal to the lesser of (I) the lowest Market Price for Shares of Common Stock during any of the five (5) days referred to in such paragraph and (II) the Conversion Price otherwise applicable at such time, subject to further adjustment in each case.

                  b. The Company hereby covenants that any and all shares of Common Stock issued to one or more Investors pursuant to this Section 2 shall be issued in accordance with Section 5 of the Debentures (as modified hereby).

                  c. The Company hereby represents that the Company has reserved 10,144,700 shares of Common Stock to issue to the Investors upon conversion of the

Debentures in accordance herewith (and/or exercise of the Warrants) and that 4,120,891 shares are subject to Effective Registration.

                  d. Each Investor severally agrees that it will not seek to convert its Debentures into more than its pro rata portion of the Agreed Amount until and unless the Investors are permitted to commence litigation with respect to the Dispute in accordance with Sections 1 and/or 12 of this Agreement or the Company commences litigation with respect to the Dispute. The Company agrees that on January 1, 2002 or at such earlier time as any Investor is entitled to commence litigation with respect to the Dispute, the Company shall be obligated to issue the Increased Agreed Amount upon conversion of the Debentures.

                  e. The Company acknowledges that the Company's obligation to issue the Agreed Amount upon the conversion of the Debentures pursuant to this Section 2 is absolute and unconditional and shall survive, without limitation, the Sale of the Company and the commencement of the year 2002, until such time, if any, that there are no longer any Debentures outstanding. Each Investor acknowledges that once it has converted its Debentures into its pro rata share of the Initial Agreed Amount, it shall have no further right to convert its Debentures until and unless any Investor becomes entitled to commence litigation concerning the Dispute as provided in Section 1 and/or
Section 12 of this Agreement or the Company commences litigation with respect to the Dispute. In the event that any Investor becomes entitled to commence litigation or the Company commences litigation with respect to the Dispute, then each Investor shall, without limitation, be entitled to claim that, pursuant to the Transaction Documents, it is entitled to convert any and all of its Debentures at the Conversion Price (i.e., $3.875, as the same may be Reset and/or adjusted), even if such conversion will exceed its pro rata share of the Increased Agreed Amount. If any Investor makes such a claim, the Company shall be entitled to defend against such claim, but nothing in this Agreement will serve as a defense to such claim. In no event, either before or after January 1, 2002 or before or after such time (if ever) that the Investors become entitled to commence litigation under Section 1 above, will the Company be entitled to contest its obligation to issue the Agreed Amount, at the Conversion Price then in effect, upon conversion of the Debentures.

                  f. Notwithstanding anything in this Agreement to the contrary, the Agreed Amount shall be subject to appropriate adjustment to reflect adjustments pursuant to Section 7 of the Debentures (for example, adjustment under Section 7(a) of the Conversion Price shall result in adjustment of the Agreed Amount by an amount equal to the reciprocal of the fractional change in the Conversion Price).

                  g. Any Conversion Notices which may have been submitted to the Company by any Investor prior to the date hereof shall be deemed withdrawn, without prejudice to each such Investor's right to submit further Conversion Notices.

                  h. The Company covenants that, no later than the earlier of: (i) 15 calendar days (or 60 calendar days in the case of review of the Registration Statement by the Securities and Exchange Commission) following the date upon which any Investor becomes entitled to convert its Debentures into its pro rata shares of the Increased Agreed Amount and (ii) January 1, 2002, the total Increased Agreed Amount plus all shares issuable upon exercise of the Warrants shall be subject to Effective Registration.

         3.   REDEMPTION RIGHTS.

                  a. If there occurs a "SALE OF THE COMPANY" (as defined below) on or before December 31, 2001, each Investor shall be entitled to cause the Company to redeem up to the Outstanding Principal Amount of such Investor's Debenture(s), in whole or in part, and the Company shall be entitled to redeem, at its own initiative, all of the Outstanding Principal Amount of the Investors' Debentures, in each case at a cash redemption price equal to 109% of the Outstanding Principal Amount (plus all accrued but unpaid interest and default payments (not previously added to principal)) being redeemed (the "REDEMPTION PRICE"). The Company may not exercise this right with respect to any Investor unless it exercises such right with respect to all of the Investors.

                           (i) Each Investor shall be entitled to make the
aforementioned election to cause the Company to redeem the Debentures, at any time following the public announcement of a pending Sale of the Company by providing the Company with a redemption notice. Except in the case of a Two-Step Sale (as defined in subsection 3(a)(v) below), the Company's obligation to effect such redemption following any such election shall be subject to the consummation of the Sale of the Company and any such election shall be of no further force and effect if the merger or other definitive agreement governing the Sale of the Company is terminated for any reason following public announcement of the Sale of the Company. The redemption notice, which may be delivered by facsimile, certified mail and/or overnight courier, shall (x) state that the Investor seeks to have the Company redeem the Debenture(s) (in whole or in part); (y) set the date for the redemption to occur (which such date shall not be earlier than the closing date of the Sale of the Company)(rather than specifying a precise date for the redemption to occur, the redemption notice need provide that the redemption shall occur on the closing date of the Sale of the Company or on a precise number of days following the closing date of the Sale of the Company); and (z) state the Outstanding Principal Amount of the Debenture(s) that the Investor seeks the Company to redeem and the Redemption Price therefore (including accrued but unpaid interest and default payments (not previously added to principal)). On the redemption date provided for in the redemption notice, the Investor shall surrender its Debenture(s), in whole or in part (as set forth in the applicable redemption notice) to the Company, and the Company shall redeem in cash the full Outstanding Principal Amount thereof in compliance with clauses
(ii) (except that it shall only be necessary that the Sale of the Company, and not the redemption, shall have occurred on or before December 31, 2001) and (iii) (including its obligation to deliver a payoff letter or opinion required in connection therewith) of Section 1(b).

                           (ii) The Company shall be entitled to make the
aforementioned election to redeem the Debentures, at any time following the public announcement of a pending Sale of the Company but prior to the fifth
(5th) Trading Day thereafter by providing each Investor with a redemption notice in accordance with this subsection 3(a)(ii). Except in the case of a Two-Step Sale, the Company's obligation to effect such redemption following any such election shall be subject to the consummation of the Sale of the Company and any such election shall be of no further force and effect if the merger or other definitive agreement governing the Sale of the Company is terminated for any reason following public announcement of the Sale of the Company. The redemption notice, which may be delivered by facsimile, certified mail and/or overnight courier, shall (x) state that the Company seeks to redeem such Investor's Outstanding Principal Amount under such Investor's Debenture(s); (y) set the date for the redemption to occur (subject to the next sentence), and (z) state the Outstanding Principal Amount to be redeemed thereunder and the Redemption Price therefore (including accrued but unpaid interest and default payments (not previously added to principal)). The redemption notice (I) shall set forth that the closing date of the Sale of the Company shall be the redemption date (the redemption notice need not set forth a precise date for the redemption to occur if the Company does not know the precise date of the proposed closing date of the Sale of the Company at the time the redemption notice is delivered to the Investors, so long as such date is provided to the Investors in writing as soon as practical thereafter) and (II) shall be delivered by the Company and received by each Investor at least 30 calendar days prior to the closing date of the Sale of the Company.

                  Notwithstanding anything to the contrary in this Agreement, the Company shall only be entitled to exercise its redemption rights under subsection 3(a)(ii) and force the Investors to redeem their Debentures on the redemption date set forth in a redemption notice prepared in accordance with subsection 3(a)(ii) in exchange for the Redemption Price if (A) on the date of the delivery of the redemption notice, on the redemption date set forth in this Agreement and on each day following the redemption date, the Investor shall be under no obligation to deliver, or cause to be delivered, its proceeds from any such redemption to any Senior Lender (subject to inchoate liens, claims and encumbrances under applicable bankruptcy and fraudulent conveyance laws) and (B) the Company redeems in cash the full Outstanding Principal Amount of each Investor's Debentures in compliance with clauses
(ii)(except that it shall only be necessary that the Sale of the Company, and not the redemption, shall have occurred on or before December 31, 2001) and
(iii) (including its obligation to deliver a payoff letter or opinion required in connection therewith) of Section 1(b).

                           (iii) A "SALE OF THE COMPANY" shall mean (A) a
sale or transfer (in a single transaction or a series of transactions) of all or substantially all of the Company's assets either by the Company or any one or more subsidiaries thereof (except that each Investor, in its sole discretion, may elect to exclude from such definition sales or transfers to Richard O'Neal or Rod Cutsinger, or either of their estates, spouses, ancestors, and lineal descendants, the legal representatives of any of the foregoing, the trustee of any bona fide trust of which the foregoing are the beneficiaries or the grantors, or any entity wholly-owned, majority-owned or controlled by Richard O'Neal and/or Rod Cutsinger (each, a "PERMITTED HOLDER")), or (B) a Change in Control Transaction (as defined in the Debentures, except that each Investor, in its sole discretion, may elect that clauses (x) and (y) of such definition shall not apply with respect to an acquisition of control by one or more Permitted Holders). Notwithstanding the foregoing, (x) the last sentence of the definition of a Change in Control Transaction contained in the Debentures shall not apply with respect to any references to a Sale of the Company or a Change in

Control Transaction contained in this Agreement and (y) a Change in Control Transaction shall not be deemed to have occurred solely because, in connection with a proposed Sale of the Company, Richard O'Neil is required to enter into a voting agreement with the acquirer in which Richard O'Neil agrees to vote in favor of the Sale of the Company, grants a proxy or otherwise agrees to restrictions on any future sale of shares of Common Stock beneficially owned by him.

                           (iv) The Company hereby covenants that it will not
agree to engage in any transaction resulting in a Sale of the Company unless the merger agreement or other definitive agreement governing the Sale of the Company provides, as a closing condition, that, at the closing of the Sale of the Company, (A) the Debentures shall be redeemed at the Redemption Price and
(B) any Make Whole Amount, if applicable, due and owing to any Investor pursuant to subsection 3(b)(iii) of this Agreement shall be paid to any such Investor.

                           (v) Notwithstanding anything in this Section 3(a)
to the contrary, in the event that a Sale of the Company referred to in this
Section 3(a) involves a tender offer satisfying the conditions of clause (y) of the definition of a Change in Control Transaction set forth in the Debentures (a "TENDER OFFER") to be followed by a merger pursuant to which all untendered shares of Common Stock are acquired by the acquirer (a "TWO-STEP SALE"), then:

                               (A) for the avoidance of doubt, a Sale of the
Company shall be deemed to have occurred, for the purposes of this Agreement, on or before December 31, 2001, if (and only if) the Tender Offer shall have been consummated and closed on or before December 31, 2001. Clause (z) of the definition of a Change in Control Transaction shall not apply in the case of a Two-Step Sale as a result of Richard O'Neal having tendered all or part of his shares of Common Stock in the Company in the Tender Offer and/or, after the Tender Offer, at the request of the acquirer, Richard O'Neal having resigned from the Board of Directors of the Company;

                               (B) In the case which involves both (1) a
Senior Debt Extension (as defined below) and (2) the establishment and continued use of the Permitted Holders' Escrow Account (as defined below), any and all redemptions pursuant to this Section 3(a) shall occur on the earliest of the following: (a) the date upon which the merger is consummated or abandoned, (b) the date upon which any Senior Lender shall have the right to accelerate all or part of the Senior Debt, (c) the date upon which any of the Senior Debt is (i) refinanced or (ii) paid off (which payoff shall not be deemed to include the ordinary "paying down" of the revolving credit facility in the normal course of business in accordance with past practice in an amount not to exceed $5,000,000 in the aggregate) and (d)(i) if 90% or more of the Common Stock is deemed beneficially owned by the acquirer following the Tender Offer, the 30th calendar day following the date upon which the Tender Offer is consummated or (ii) if less than 90% of the Common Stock is deemed beneficially owned by the acquirer following the Tender Offer, the 90th calendar day following the date upon which the Tender Offer is consummated. For the purposes hereof, "SENIOR DEBT EXTENSION" shall mean that
(I) each Senior Lender shall have agreed in writing prior to the Sale of the Company that such Senior Lender shall not have the right to accelerate any or all of the Senior Debt as a result of the consummation of the Tender Offer and (II) none of the Senior Debt shall have been paid off or refinanced on or before the Tender Offer in connection therewith, and the "PERMITTED HOLDERS' ESCROW ACCOUNT" shall mean an escrow account set up for the purposes of holding each Permitted Holder's proceeds from the Tender Offer until such time that the Debentures are redeemed in full in accordance herewith;

                           (C) Except as set forth in subsection 3(a)(v)(B)
above, any and all redemptions pursuant to this Section 3(a) shall occur on the later of (x) the date established as the redemption date in the redemption notice delivered by the Company and/or an Investor (if both delivered redemption notices, the date determined in Section 3(c) below) and
(y) the date upon which the Tender Offer is consummated; and

                           (D) the Company shall be obligated to effect
redemptions pursuant to this subsection 3(a)(v) in the event that the Tender Offer is consummated (irrespective of whether the merger is ever effected), subject only to the possible deferral of the redemption date in subsection 3(a)(v)(B) above.

                           (vi) The redemption rights provided hereunder are
in addition to, and not in lieu of, any other redemption rights which may be available to the Investors under any of the Transaction Documents; provided, however, that the redemption price under Section 4 of the Debentures shall be fixed at 109% of the Outstanding Principal Amount of the Debentures being redeemed (plus all accrued but unpaid interest and default payment (not previously added to principal)). Notwithstanding the foregoing, with respect to each Investor, until the earlier of (x) the close of business on December 31, 2001 and (y) the date upon which any Investor first becomes entitled to commence litigation with respect to the Dispute as provided in Section 1 of this Agreement, the respective redemption rights of each Investor in connection with a Sale of the Company and/or a Change in Control Transaction shall be governed exclusively by this Section 3 (as opposed to Section 4 of the Debentures). For the sake of clarity, in the event of a Two-Step Sale in which the Tender Offer has been consummated but the merger has not been consummated on or before December 31, 2001, each Investor shall have the option to cause the Company to redeem its Debentures pursuant to Section 3(a) hereof or Section 4 of the Debentures, in its sole discretion.

                  b. (i) The Company shall be entitled to redeem at its own initiative, all (but not less than all) of the Outstanding Principal Amount of the Investors' Debentures, at a cash redemption price equal to the Redemption Price, at any time following the date hereof, subject to the terms hereof. The Company shall be entitled to make the aforementioned election to redeem by providing each Investor with a redemption notice. The redemption notice, which may be delivered by facsimile, certified mail and/or overnight courier, shall (x) state that the Company seeks pursuant to Section 3(b) of this Agreement to redeem such Investor's Outstanding Principal Amount under such Investor's Debenture(s), (y) set the date for the redemption to occur (which such date shall be at least 10 Trading Days but not more than 30 Trading Days following the date upon which such Investor received such redemption notice) and (z) state the Outstanding Principal Amount to be redeemed thereunder and the Redemption Price therefore

(including accrued but unpaid interest and default payments (not previously added to principal)). The Company may not exercise this right with respect to any Investor unless it exercises such right with respect to all of the Investors. The redemption rights provided to the Company pursuant to Section 3(a) and 3(b) of this Agreement are in lieu of and replace any redemption rights which may be available to the Company under any of the Transaction Documents.

                           (ii) The Company shall only be entitled to
exercise its redemption rights under this Section 3(b) and force the Investors to redeem their Debentures on the redemption date set forth in a redemption notice prepared in accordance with this Section 3(b) in exchange for the Redemption Price if (A) on the date of the delivery of the redemption notice, on the redemption date set forth in this Agreement and on each day following the redemption date, each Investor shall be under no obligation to deliver, or cause to be delivered, its proceeds from any such redemption to any Senior Lender, (subject to inchoate liens, claims and encumbrances under applicable bankruptcy and fraudulent conveyance laws) and (B) the Company redeems in cash the full Outstanding Principal Amount of each Investor's Debentures in compliance with clause (ii) (except with respect to the requirement that any such redemption shall have occurred on or before December 31, 2001) and clause (iii) (including its obligation to deliver a payoff letter or opinion required in connection therewith) of Section 1(b).

                           (iii) In the event that, within sixty (60)
calendar days following the closing of a redemption of all of the Investors' Debenture(s) pursuant to and in accordance with Section 3(b), the Company has reached an agreement in principle which will result in the Sale of the Company, each Investor shall be entitled to receive from the Company, on the "CLOSING DATE OF THE SALE OF THE COMPANY" (as defined below), additional cash compensation in an amount (which shall not be less than zero) (the "MAKE WHOLE AMOUNT") equal to: (x) the "REDEMPTION NUMBER" (as defined below) multiplied by (y) the positive difference (if any) between (A) the "TAKE OUT PRICE" (as defined below) minus (B) the product of (1) the "APPLICABLE CONVERSION PRICE" (as defined below) multiplied by (2) 109%. In the event of a Two-Step Sale, the "CLOSING DATE OF THE SALE OF THE COMPANY" shall mean the closing date of the Tender Offer. The "REDEMPTION NUMBER" shall mean the number of shares of Common Stock (appropriately adjusted for any and all stock splits, reverse stock splits, mergers, recapitalizations or similar events which shall have occurred on or before the closing date of the Sale of the Company) into which such Investor's outstanding Debentures as of the date of such Investor's receipt of the redemption notice would have been convertible at the Applicable Conversion Price, such number being capped at such Investor's proportionate share of the Agreed Amount that would have been applicable as of the closing date of the Sale of the Company. If, however, prior to the closing date of the Sale of the Company, as a result of litigation or settlement of the Dispute, it is determined that such Investor's Debentures are (or would be if still outstanding) so convertible into a greater number of shares of Common Stock than the number of shares determined in accordance with the foregoing sentence, then the Redemption Number shall mean such greater number of shares of Common Stock. The "TAKE OUT PRICE" shall mean, in the case of an all-cash transaction, the price per share of Common Stock received by the public shareholders of the Company in connection with the Sale of the Company. If, however, the public shareholders receive consideration other than cash in connection therewith (in whole or in part), the "TAKE OUT PRICE" shall mean the average of the Market Price for Shares of Common Stock for the five (5) consecutive Trading Days immediately preceding the closing date of the Sale of the Company. The "APPLICABLE CONVERSION PRICE" shall mean the Conversion Price that would have been in effect as of the closing date of the Sale of the Company, assuming the Debentures had been outstanding through such date.

                  c. If both the Company and an Investor have delivered a redemption notice in accordance with this Section 3, then as between the Company and such Investor, the redemption notice providing for the earlier redemption date shall apply.

                  d. The Investors shall be entitled to submit Debentures for conversion up to the Redemption Closing. A redemption notice delivered in accordance with this Section 3 of the Debentures shall be of no further force and effect to the extent that the Debentures at issue have been converted or redeemed, prior to the redemption date set forth in the redemption notice, in accordance with this Agreement or the Transaction Documents.

                  e. For the avoidance of doubt, the Outstanding Principal Amount of a Debenture shall continue to accrue interest following the delivery of a redemption notice covering all or part of such Debenture until such Outstanding Principal Amount has been fully redeemed in cash (or partially converted and the balance redeemed in full) at the Redemption Price.

                  f. Unless otherwise provided, redemptions shall occur at the office of the Investor's counsel on the redemption date set forth in the redemption notice.

         4.   RESETS.

                  a. The parties agree that there shall be no Reset on August 23, 2001 with respect to any Investor if no Investor has the right to commence litigation under Section 1 hereof on or prior to August 23, 2001. In the event that there is no Reset on August 23, 2001 as a result of the foregoing sentence and any Investor thereafter shall have the right to commence litigation under Section 1 hereof, then, commencing on the date that any Investor may so commence litigation, the August 23, 2001 Reset shall apply with respect to each Investor for all conversions effected thereafter (and, subject to further future adjustment and Reset, the Conversion Price as of such date shall be deemed to be equal to the Conversion Price that would have existed if the August 23, 2001 Reset had occurred). Nothing in this Agreement shall affect the obligations of the Company to honor the August 23, 2000 Reset, and the February 23, 2002 Reset (i) if any results from the pricing during the Reset Pricing Period and (ii) with respect to Debenture(s) outstanding (or assumed to be outstanding for purposes of determining the Make Whole Amount under subsection 3(b)(iii)) on or after such date.

                  b. It is hereby acknowledged by the Company and each Investor that the August 23, 2000 Reset resulted in a new Conversion Price, with respect to the Agreed

Amount, which, as of such date, was, and which, as of the date of this Agreement, is, and hereinafter shall be, equal to $3.875 (subject to further future adjustments and Resets as provided in this Agreement and the Debentures). It is further hereby acknowledged that there was no February 23, 2001 Reset. It is further hereby acknowledged by the Company and each Investor that any future Reset pursuant to the first two paragraphs of
Section 5(c) of the Debentures (as modified by this Agreement) and any future adjustment to the Conversion Price pursuant to the third paragraph of Section 5(c) of the Debentures (as modified by this Agreement) shall not, in any event, result in any increase in the Conversion Price, but only a decrease, if there is to be any modification in the Conversion Price. It is further agreed that the existence of any cap on the number of shares of Common Stock into which the Debentures may be converted (whether under this Agreement or the Transaction Documents) shall not affect the Conversion Price with respect to the Agreed Amount.

         5. MATURITY DATE AND OTHER REDEMPTION DATES. For the avoidance of doubt, the Company shall pay to each of the Investors holding outstanding Debentures the Outstanding Principal Amount (plus accrued but unpaid interest and default payments (not previously added to principal) thereunder and premium thereon (if any)), on the earlier of (a) the Maturity Date and (b) the date established for redemption or payoff of the Debentures, in accordance with Sections 3 or 10 of this Agreement or with the Transaction Documents.

         6. LIMITATIONS ON RIGHT TO CONVERT. Section 12 of the Debentures shall hereby be modified to read as follows:

                  LIMITATIONS ON HOLDER'S RIGHT TO CONVERT.

                  a. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon conversion pursuant to the terms hereof at any time shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned at such time by such Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Debentures and Warrants) that have limitations on the Holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned at such time (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Holder's "affiliates" (as defined in Rule 144 of the Act) ("AGGREGATION PARTIES" that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934 as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each Holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately upon notice to the Company in the event of the announcement as pending or planned, of a Sale of the Company. For this purpose, any material modification of the terms of a Sale of the Company will be deemed to result in a new Sale of the Company. The Company shall provide all Holders with the later of (i) 20 days' prior written notice of any such Sale of the Company, to the extent the Company has prior knowledge of a Sale of the Company; or
(ii) notice on the day immediately following the Company's receipt of notice of, or entering into a definitive agreement with respect to, any such transaction, but only after, in the case of (i) and (ii), such Sale of the Company has been publicly disclosed.

                  b. The Holder covenants at all times on each day (each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "COVENANT PERIOD") such Holder will not acquire shares of Common Stock pursuant to any right (including conversion of Debentures and exercise of Warrants) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such Holder and its Aggregation Parties (ignoring all dispositions) would exceed:

                         (x) the Restricted Ownership Percentage of the total
                     number of shares of Common Stock outstanding at the commencement of the Covenant Period,

                         MINUS

                         (y) the number of shares of Common Stock actually owned
                     by such Holder and its Aggregation Parties at the commencement of the Covenant Period.

                  A new and independent covenant will be deemed to be given by the Holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The Holder agrees to comply with each such covenant. Whether or not expressly provided therein, the delivery of a Conversion Notice to the Company shall henceforth serve as the Holder's representation to the Company that the issuance of shares in accordance with such Conversion Notice shall not violate this Section 12, and the Company shall be entitled to unequivocably rely upon such representation in issuing shares in accordance therewith. This Section 12 controls in the case of any conflict with any other provision of the Transaction Documents.

                  c. The Company's obligation to issue shares of Common Stock which would exceed such limits referred to in this Section 12 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

         7. LIMITATIONS ON EXERCISE. Section 9 of the Warrants shall hereby be modified to read as follows:

                  LIMITATIONS ON EXERCISE.

                  a. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Warrant Holder at any time upon exercise pursuant to the terms hereof shall not exceed a number that, when added to the total number of shares of Common Stock deemed beneficially owned at such time by such Warrant Holder (other than by virtue of the ownership of securities or rights to acquire securities (including the Warrants) that have limitations on the holder's right to convert, exercise or purchase similar to the limitation set forth herein), together with all shares of Common Stock deemed beneficially owned (other than by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein) by the Warrant Holder's "affiliates" (as defined Rule 144 of the Act) ("AGGREGATION PARTIES") that would be aggregated for purposes of determining whether a group under Section 13(d) of the Securities Exchange Act of 1934, as amended, exists, would exceed 9.99% of the total issued and outstanding shares of the Company's Common Stock (the "RESTRICTED OWNERSHIP PERCENTAGE"). Each Warrant Holder shall have the right (w) at any time and from time to time to reduce its Restricted Ownership Percentage immediately upon notice to the Company and (x) (subject to waiver) at any time and from time to time, to increase its Restricted Ownership Percentage immediately upon notice to the Company in the event of the announcement as pending or planned, of Sale of the Company. For this purpose, any material modification of the terms of a Sale of the Company will be deemed to result in a new Sale of the Company. The Company shall provide all Warrant Holders with the later of (i) 20 days' prior written notice of any such Sale of the Company, to the extent the Company has prior knowledge of a Sale of the Company; or (ii) notice on the day immediately following the Company's receipt of notice of, or entering into a definitive agreement with respect to, any such transaction, but only after, in the case of (i) and (ii), such Sale of the Company has been publicly disclosed.

                  b. The Warrant Holder covenants at all times on each day (each such day being referred to as a "COVENANT DAY") as follows: During the balance of such Covenant Day and the succeeding sixty-one (61) days (the balance of such Covenant Day and the succeeding 61 days being referred to as the "COVENANT PERIOD") such Warrant Holder will not acquire shares of Common Stock pursuant to any right (including the exercise of the Adjustment Warrant) existing at the commencement of the Covenant Period to the extent the number of shares so acquired by such Warrant Holder and its Aggregation Parties (ignoring all dispositions) would exceed:

                                    (x) the Restricted Ownership Percentage of
                           the total number of shares of Common Stock outstanding at the commencement of the Covenant Period,

                           minus

                                    (y) the number of shares of Common Stock
                           actually owned by such Warrant Holder and its Aggregation Parties at the commencement of the Covenant Period.

                  A new and independent covenant will be deemed to be given by the holder as of each moment of each Covenant Day. No covenant will terminate, diminish or modify any other covenant. The Warrant Holder agrees to comply with each such covenant. Whether or not expressly provided therein, the delivery of a Subscription Notice to the Company shall henceforth serve as the Warrant Holder's representation to the Company that the issuance of shares in accordance with such Subscription Notice shall not violate this Section 9, and the Company shall be entitled to unequivocably rely upon such representation in issuing shares in accordance therewith. This Section 9 controls in the case of any conflict with any other provision of the Transaction Documents.

                  c. The Company's obligation to issue Shares of Common Stock which would exceed such limits referred to in this Section 9 shall be suspended to the extent necessary until such time, if any, as shares of Common Stock may be issued in compliance with such restrictions.

         8.   PUBLIC DISCLOSURE.

                  a. The Company shall make such public disclosure of the existence or terms of this Agreement as it shall determine, upon the advice of counsel, is legally required. The Company shall make a copy of any such disclosure available to Investors at least one business day in advance of making such disclosure.

                  b. Notwithstanding the foregoing, immediately following the execution of this Agreement by all of the parties, the Company shall file a Form 8-K with the Securities Exchange Commission in the form of Exhibit 1 attached hereto. If the Company fails to so file Form 8-K within 1 business day of the execution of this Agreement, in addition to any other rights and remedies available to the Investors, each Investor severally shall have the right to issue a press release covering the terms hereof and complying with any legal requirement applicable to the Investors, and no Investor shall have any liability to the Company or any affiliate thereof in connection therewith.

         9. CLOSING DOCUMENTS. Prior to or contemporaneously with the execution and delivery of this Agreement, the Company shall deliver each of the "Closing Documents" (as defined below) to the Investors. The obligations and rights of each Investor hereunder is subject to the Investors' receipt of such Closing Documents. The receipt of the Closing Documents are for each Investor's benefit and may be waived by each Investor at any time in writing in its sole discretion. "CLOSING DOCUMENTS" means (x) an opinion of the independent counsel of the Company, Swidler Berlin Shereff Friedman, LLP, in the form previously agreed to by each party's counsel, (y) written consent to this Agreement executed by the Senior Lenders (as defined in the Subordination Agreement) in the form attached hereto as Exhibit 3 and (z) an executed copy of the officer's certificate in the form attached hereto as
Exhibit 4.

         10. EVENTS OF DEFAULT. In addition to the Events of Default (as defined in the Debentures) set forth in Section 17 of the Debentures, the Company hereby agrees that each of the following shall be included as an Event of Default under the Debentures:

                  a. the Company shall default in the payment of the principal of any Debenture;

                  b. the Company (x) shall fail to issue shares of Common Stock upon a full or partial conversion of any Debenture(s) in accordance with the terms of the Debenture(s) as modified hereby, or (y) shall default in the payment of interest on any Debenture (subject to the Company's option to pay PIK Interest), and such failure or default shall continue for five (5) business days from such failure or default; or

                 c. the Company shall fail to redeem the Debentures pursuant to a redemption notice delivered by any Investor to the Company or by the Company to any Investor pursuant to the terms hereof.

                  d. the Company shall otherwise be in breach of or default under this Agreement and such breach or default shall continue for five (5) business days after notice is given to the Company of such breach or default.

         11.  BANK DOCUMENTS.

                  a. The Company represents that the Company has delivered to the Investors prior to the date hereof true, accurate and complete copies of all of the agreements and other instruments between the Company and one or more Senior Lenders which sets forth the Company's obligations with respect to the Senior Debt in effect as of the date hereof (with the exception of any and all lock-box agreements, which the parties have agreed need not be delivered). The Company further represents that the list of all such agreements and other instruments attached hereto as Exhibit 5 is complete and accurate.

                  b. The Company hereby agrees that, promptly upon execution thereof, the Company will provide each Investor with a copy of any future agreements and any other instruments between the Company and one or more of the Senior Lenders which sets forth the Company's obligations with respect to the Senior Debt.

                  c. The Company hereby represents and covenants that, in complying with Sections 11(a) and (b) above, it has not delivered material, non-public information to the Investors, and that if such delivery in the future would constitute the delivery of material non-public information, it will notify each Investor in writing that it wishes to comply with Section 11(b) but that, by doing so, it may provide material non-public information to the Investor. Upon the delivery of such notice, the Company shall only be obligated to so deliver such agreements and/or other instruments to each
Investor: (i) if the Company receives written notice by such Investor requiring such delivery or (ii) at such time that the delivery would not constitute the delivery of material non-public information.

         12.  SETTLEMENT AND RELEASE UPON REDEMPTION.

                  a. If the "CLAIM CONDITIONS" (as defined below) are satisfied, then:

                           (i) with respect to any redemption notice prepared
in accordance with and pursuant to Section 3 and delivered at least 30 Trading Days prior to the scheduled redemption date:

                               (A) on or before the fifth (5th) Trading Day
prior to the scheduled redemption date set forth in the redemption notice, each Investor delivering or receiving such redemption notice may provide the Company with one or more written notice(s) of any Claim(s) that such Investor has, or reasonably believes it may have, against the Company, which such Investor wishes to preserve; and/or

                               (B) prior to the Redemption Closing, the
Investor may provide the Company with one or more "bring-down" notice(s) which identify any other Claim(s) that such Investor has, or reasonably believes it may have, against the Company which came to the attention of the Investor (1) on or after the fifth (5th) Trading Day prior to the scheduled redemption date (or such earlier date that the Investor delivered its last notice pursuant to subsection 12(a)(i)(A) above) but (2) prior to the Redemption Closing, and that such Investor wishes to preserve.

                           (ii) with respect to any redemption notice which
is prepared in accordance with and pursuant to Section 3 and is in fact delivered less than thirty (30) Trading Days prior to the scheduled redemption date, the Investor may provide the Company with one or more written notice(s), prior to the Redemption Closing, of any Claim(s) that such Investor has, or reasonably believes it may have, against the Company, which such Investor wishes to preserve.

                  Upon the Redemption Closing, each Investor and the Company shall be thereafter precluded (subject to Section 12(c) below) from commencing and/or continuing litigation with respect to, and shall be deemed to have released and forever discharged each other and each other's affiliates from any and all Claims, whether now known or unknown, whether vested or contingent, suspected or unsuspected, which have existed or may have existed or which do exist (including any litigation then existing) or may exist in the future other than: (x) any Claim(s) identified in a notice (including a "bring-down" notice) delivered by such Investor to the Company pursuant to this Section 12; (y) any Claim(s) for failure to pay the full Make Whole Amount due to such Investor, if any is required, in connection with a redemption pursuant to Section 3(b) hereof; and/or (z) any Claim(s) for indemnification for reasonable out-of-pocket expenses (including, without limitation, reasonable attorney fees) pursuant to Section 14(i) of this Agreement and/or Section 6.5 of the Purchase Agreement.

                  The "CLAIM CONDITIONS" shall be deemed to be satisfied if, on any date subsequent to the date hereof and prior to the Redemption Closing, the Market Price for Shares of Common Stock (as defined in the Debentures, except that the closing sale price shall be used rather than the closing bid price in the instances described in (i), (ii) and (iii) of such definition) on any such date equaled or exceeded the applicable Conversion Price. "CLAIMS" shall mean any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, liabilities of any kind or nature in law or equity, whether known or unknown, whether vested or contingent, by statute or otherwise, which have existed, may have existed or which do exist (including any litigation then existing) or may exist in the future for any reason whatsoever, including but not limited to any Claim arising in connection with any of the Transaction Documents (including with respect to the Dispute), this Agreement or otherwise relating in any way to the purchase, issuance, ownership or redemption of the Debentures and/or Warrants.

                  b. Notwithstanding anything in this Agreement to the contrary, if the Claim Conditions are not satisfied on or before the Redemption Closing, then each Investor and the Company shall be precluded (subject to Section 12(c) below) following a Redemption Closing from commencing litigation with respect to, and shall be deemed to have released and forever discharged each other and each other's affiliates from, any and all Claims other than Claims set forth in clauses (y) and (z) of Section 12(a) above.

                  c. If at any time after a Redemption Closing, any Investor is obligated to surrender all or part of the redemption payments (including, without limitation, any Make Whole Amounts) received by such Investor to the Company or any Senior Lender, any other creditor of the Company (in their capacity as such), then, notwithstanding Section 12(a) and Section 12(b), each Investor shall not be precluded from commencing litigation with respect to, and shall not be deemed to have released the Company from, any Claims.

                  d. Subject to Section 12(c) hereof, each party agrees that in the event that a Claim is brought against any party that has been released under Section 12(a) or (b), this Agreement shall serve as a complete defense for such party against each such Claim other than Claim(s) preserved in accordance with (x), (y) and/or (z) of Section 12(a) above.

         13. WARRANTS. Notwithstanding anything in this Agreement or in the Transaction Documents to the contrary, in the event that a redemption notice has been delivered by any Investor to the Company or to each Investor by the Company under Section 3 of this Agreement, any such Investor may exercise its outstanding Warrants (if any) in accordance with the terms thereof, in whole or in part, through the last day on which such Investor shall be entitled to convert its Debentures in accordance with this Agreement. Any Warrants which have not been so exercised shall be automatically, and without further action on the part of the Company or the Investors, cancelled, for no additional consideration, contemporaneously with the redemption of such Investor's Debenture(s) under Section 3 of this Agreement. In connection with any redemption of the Debentures under Section 3 of this Agreement, each Investor agrees to deliver to the Company all of its outstanding Warrants (or an affidavit of lost certificate), for exercise, cancellation or a combination of both, on or prior to the Redemption Closing.

         14.  MISCELLANEOUS.

                  a. The Company hereby represents that all of the Company's representations and warranties contained in the Purchase Agreement were true and correct as of February 23, 2000 and are true and correct as of the date hereof (except for representations and warranties made as of an earlier date, which shall be true and correct as of such date and except for representations or warranties that would have to be updated in schedules thereto which either (x) have been disclosed in the Company's filings with the Securities Exchange Commission, or (y) do not individually or in the aggregate have a Material Adverse Effect (as defined in the Purchase Agreement).

                  b. (i) The Company hereby represents that it has performed all agreements and satisfied all conditions required to be performed or satisfied prior to the date hereof by the Transaction Documents when and as required (other than arguably with respect to the Dispute).

                           (ii) Without having conducted any investigation or
inquiry, the Investors each severally represent to the Company that (other than arguably with respect to the Dispute and arguably with respect to the number of shares required to be registered with the SEC) the Investors are not aware of any breach by the Company of any of the Transaction Documents. The foregoing sentence shall not survive the commencement of litigation by the Company or any Investor and shall not be admissible in any such litigation, and the Company shall not be entitled to rely on, refer to, or otherwise make use of, the foregoing sentence in any such litigation.

                  c. The Company hereby represents that no Event of Default (as defined in the Debentures) shall have occurred, be likely to occur or be threatened, and no event shall have occurred which constitutes or would constitute an Event of Default with notice or the passage of time or both, as of the date hereof (other than arguably with respect to the Dispute).

                  d. Article 6 of the Purchase Agreement (except for Section
6.5 thereof) is hereby incorporated in this Agreement by reference and shall apply to this Agreement with such changes as may be necessary MUTATIS MUTANDIS to conform to this Agreement. The address for notices to the Company pursuant to Section 6.4 of the Purchase Agreement is hereby amended as follows:

                  Worldpages.com, Inc.
                  6801 Gaylord Parkway, Suite 300
                  Frisco, Texas  75034
                  Attention:  Michael Pruss

                  with copies to:

                  Swidler Berlin Shereff Friedman, LLP
                  405 Lexington Avenue
                  New York, New York  10174
                  Attention:  Richard A. Goldberg

                  e. Except as set forth above, the Transaction Documents and the terms thereof shall remain unmodified and in full force and effect.

                  f. All references in the Debentures to the "Debenture(s)" and any other reference of similar import shall henceforth mean the Debentures, as amended in this Agreement.

                  g. In the event of any inconsistency or conflict between this Agreement and the Transaction Documents, the terms, provisions and conditions of this Agreement shall govern and control.

                  h. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same amendment and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

                  i. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees but excluding consequential damages) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement; or incurred as a result of the enforcement of this indemnity.

                  j. The Investors each severally represent to the Company that the Company has offered to provide to the Investors, on a confidential basis, information with respect to the status of, and details concerning, any possible Sale of the Company, and the Investors have instructed the Company that they do not wish to receive, and the Company should not provide, any material inside information concerning the possible Sale of the Company.

                  k. Except as expressly provided herein the contrary, the Company has not (to the best of its knowledge) and shall not, directly or indirectly, provide to the Investors any material non-public information, or any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed.

                  l. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("RULE 144"), the Company agrees, until such time as all of the Investors' Registrable Securities (as defined in the Registration Rights Agreement) may be freely sold to the public under Rule 144(k) (or any successor thereto), to:

                           (i) make and keep public information available, as
those terms are understood and defined in Rule 144;

                           (ii) file with the SEC in a timely manner all
reports and other documents required of the Company under the Act and the Exchange Act so long as the Company remains subject to such requirements (it being understood that (A) nothing herein shall limit any of the Company's other obligations under the Transaction

Documents and/or this Agreement and (B) the filing of such reports and other documents is required under the applicable provisions of Rule 144); and

                           (iii) furnish to each Investor so long as such
Investor owns Securities and/or Registrable Securities, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

                  So long as the safe harbor provided by Rule 144 under the Act is available to the Investor at such time, the Company agrees that upon exercise of any Investor's Warrants or conversion of any Investor's Debentures, all shares of Common Stock issuable upon such exercise or conversion shall be issued free and clear of any restrictive legends. Each Investor agrees to sell shares of Common Stock represented by certificates without registrative legends in accordance with the applicable prospectus delivery requirements (if copies of a current prospectus are provided to such Investor by the Company), pursuant to Effective Registration or in accordance with an exemption from the registration requirements of the Act.

                  m. (i) Each Investor acknowledges and agrees that, subject to the following sentence, the redemption rights provided to such Investor in
Section 3(a)(i) of this Agreement are "Redemption Rights" for purposes of the Subordination Agreement. Notwithstanding the foregoing, even if the Senior Indebtedness (as defined in the Subordination Agreement) is outstanding at such time, each Investor (x) may give a redemption notice setting forth its election under Section 3(a)(i) to cause the Company to redeem some or all of the Debentures in connection with a Sale of the Company (or a transaction which results in the Sale of the Company) and (y) may declare an Event of Default under Section 10 of this Agreement and/or Section 17 of the Debentures if the Company fails to timely redeem the Debentures in accordance with the terms of this Agreement (so long as such failure is not due to a failure to consummate the Sale of the Company); provided, however, that except to the extent expressly set forth in clause (ii) below and the preceding clauses (x) and (y), (A) any exercise of remedies by an Investor shall be subject to the terms and provisions of the Subordination Agreement (including Section 2A thereof) and (B) to the extent prohibited by the Subordination Agreement, the Company shall not be required to make (and no Investor shall take any action to cause) any payment in respect of any redemption of the Debentures until such time as all Senior Indebtedness has been paid in full in cash.

                           (ii) If a Sale of the Company is consummated and
each Senior Lender (as defined in the Subordination Agreement) (A) consents in writing to the Sale of the Company without requiring that the Senior Indebtedness be paid in full or (B) in writing waives its rights to require that the Senior Indebtedness be paid in connection with the Sale of the Company, then nothing contained in this Agreement or the Subordination Agreement shall prevent the redemption of the Debentures in accordance with this Agreement and/or the Debentures. For the avoidance of doubt, in such case, each Investor may waive the requirement that the Company deliver a payoff letter or opinion on the redemption date.

                           (iii) Except as set forth in clauses (i) and (ii)
above of this subsection 14(m), nothing in this Agreement shall change the provisions of the Subordination Agreement as between the Senior Lenders and the Investors. The Company and the Investors expressly agree that Senior Lenders may be considered third party beneficiaries of the provisions of
Section 14(m), and until the Senior Indebtedness has been paid in full,
Section 14(m) may not be modified without the consent of the Senior Lenders.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                          WORLDPAGES.COM, INC.
                          (formerly known as Advanced Communications
                          Group, Inc.)

                          By: /s/ Michael A. Pruss
                             --------------------------------------------------
                                   Name:  Michael A. Pruss
                                   Title:     Vice-President

                          INVESTORS:

                          HALIFAX FUND, L.P.
                          By:      THE PALLADIN GROUP, L.P.,
                          Attorney-in-Fact

                          By: /s/ Maurice Hryshko
                             --------------------------------------------------
                                   Name: Maurice Hryshko
                                   Title:  Counsel

                          ELLIOTT ASSOCIATES, L.P.

                          By: /s/ Elliot Greenberg
                             --------------------------------------------------
                                   Name: Elliot Greenberg
                                   Title: Authorized Signatory

                             ELLIOTT INTERNATIONAL, L.P. (formerly known as Westgate International, L.P.)
                             By: ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC. (formerly known as Martley International, Inc.), Attorney-in-Fact

                             By: /s/ Elliot Greenberg
                                -----------------------------------------------
                                      Name: Elliot Greenberg
                                      Title: Vice President

                                   SCHEDULE 1

INVESTOR                                    PRO RATA SHARE
--------                                    --------------
Halifax Fund, L.P.                                 75%

Elliott Associates, L.P.                           12.5%

Elliott International, L.P.                        12.5%












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